Exhibit 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

BRC INC.

A DELAWARE PUBLIC BENEFIT CORPORATION

Subsidiaries	Jurisdiction
Authentic Brands LLC	Delaware

SBEA Merger Sub LLC	Delaware

Good Beans LLC	Delaware

Black Rifle Coffee Company LLC	Delaware

BRCC Operating Company LLC	Delaware

1144 SLC LLC	Delaware

Spencer 355 LLC	Delaware

621 Manchester LLC	Delaware

BRCC Copperfield LLC	Delaware

BRCC GC LLC	Utah

Free Range American Media Company LLC	Delaware

Signal Mountain Media Works LLC (d/b/a Coffee or Die)	Texas

Grounds and Hounds Coffee Company LLC	Delaware

Independent Coffee Solutions LLC	Delaware